Exhibit 99.1
FOR IMMEDIATE RELEASE:
Thursday, January 12, 2006
COMMERCE BANCSHARES, INC. REPORTS
EARNINGS PER SHARE GROWTH OF 7% FOR 2005
     Commerce Bancshares, Inc. announced record earnings of $3.16 per share in 2005 compared to $2.95 per share in 2004, an increase of 7%. Total earnings for 2005 amounted to $223.2 million compared to $220.3 million earned in 2004. For the year, the return on average assets was 1.60%, the return on average equity was 16.2% and the efficiency ratio totaled 59.3%.
     For the fourth quarter, earnings amounted to $.81 per share compared to $.71 per share in the same period last year, or an increase of 14%. Net income for the fourth quarter 2005 amounted to $56.2 million compared to $52.7 million in the same period last year. For the fourth quarter, the return on average equity was 16.5% and the return on assets was 1.62%.
     In announcing these results, David W. Kemper, Chairman and CEO, said, “We are pleased to report 7% growth in earnings per share for the year, representing the 21st consecutive year of record earnings. Total revenue, excluding net securities gains, grew 3% as a result of an improving net interest margin, a 5% growth in outstanding loans and a 6% growth in non-interest income. Significant growth in deposit, bankcard, and trust fees contributed to the overall increase in non-interest income, which now comprises 40.5% of total revenue. Non-interest expense grew 2.8% this year.”
     Mr. Kemper continued, “During the quarter, net loan charge-offs increased $3.8 million over the previous quarter. Consistent with bank industry trends, this increase occurred mainly from higher levels of consumer and credit card loan charge-offs resulting from the new bankruptcy legislation effective in the fourth quarter. However, asset quality remains strong with net loan charge-offs for the full year of 2005 totaling .38% of average loans compared with .41% last year. Our allowance for loan losses at December 31, 2005 totaled $128.4 million, representing 1.44% of total loans.”
     Total assets at December 31, 2005 were $13.9 billion, total loans were $8.9 billion, and total deposits were $10.9 billion. Non-performing loans amounted to $9.8 million or .11% of total loans. During the quarter, the Company purchased approximately 1.2 million shares of its common stock through its treasury buyback plan.
(more)

     Commerce Bancshares, Inc. is a registered bank holding company offering a full line of banking services, including investment management and securities brokerage. The Company currently operates in approximately 340 banking locations in Missouri, Illinois, and Kansas. The Company also has operating subsidiaries involved in mortgage banking, credit related insurance, venture capital, and real estate activities.
     Posted to the Company’s web site is management’s discussion of fourth quarter results. To see this information please visit our web site at www.commercebank.com.
* * * * * * * * * * * * * * *
For additional information, contact
Jeffery Aberdeen, Controller
at PO Box 419248, Kansas City, MO
or by telephone at (816) 234-2081
Web Site: http://www.commercebank.com
Email: mymoney@commercebank.com

(Amounts in thousands)	9/30/05	12/31/05	12/31/04
Non-Accrual Loans	$20,365	$9,845	$17,618
Foreclosed Real Estate	$675	$1,868	$1,157
Total Non-Performing Assets	$21,040	$11,713	$18,775
Non-Performing Assets to Loans	.24%	.13%	.23%
Non-Performing Assets to Total Assets	.15%	.08%	.13%

Loans 90 Days & Over Past Due — Still Accruing	$15,388	$14,088	$13,067

COMMERCE BANCSHARES, INC. and SUBSIDIARIES
FINANCIAL HIGHLIGHTS

	For the Three Months Ended			For the Year Ended
(Unaudited)	Sept. 30	Dec. 31	Dec. 31	Dec. 31	Dec. 31
	2005	2005	2004	2005	2004

FINANCIAL SUMMARY (In thousands, except per share data)
Net interest income	$125,832	$127,006	$124,202	$501,702	$497,331
Taxable equivalent net interest income	126,914	128,755	124,738	505,707	499,597
Non-interest income	86,895	88,633	77,753	341,199	326,931
Provision for loan losses	8,934	11,980	7,215	28,785	30,351
Non-interest expense	122,387	127,201	122,429	496,522	482,769
Net income	62,791	56,242	52,660	223,247	220,341
Cash dividends	15,761	15,557	15,076	63,421	61,135
Net total loan charge-offs	9,056	12,839	8,184	32,732	33,178
Net business charge-offs (recov)	133	(480)	160	(3,016)	5,642
Net credit card charge-offs	5,879	8,506	4,951	24,412	19,433
Net personal banking charge-offs*	1,837	3,541	2,251	8,800	7,476
Net real estate charge-offs (recov)	492	260	453	527	(10)
Net overdraft charge-offs	715	1,012	369	2,009	637
Per share:
Net income — basic	$0.90	$0.83	$0.73	$3.21	$3.00
Net income — diluted	$0.89	$0.81	$0.71	$3.16	$2.95
Cash dividends	$0.229	$0.229	$0.209	$0.914	$0.834
Diluted wtd. average shares o/s	70,194	69,040	73,530	70,561	74,619

RATIOS
Average loans to deposits	82.67%	83.90%	79.03%	81.34%	78.71%
Return on total average assets	1.78%	1.62%	1.48%	1.60%	1.56%
Return on total average stockholders’ equity	18.12%	16.52%	14.40%	16.19%	15.19%
Non-interest income to revenue**	40.85%	41.10%	38.50%	40.48%	39.66%
Efficiency ratio***	57.61%	59.29%	60.26%	59.30%	59.16%

AT PERIOD END
Book value per share based on total stockholders’ equity	$19.85	$19.79	$19.91
Market value per share	$49.03	$52.12	$47.81
Allowance for loan losses as a percentage of loans	1.48%	1.44%	1.59%
Tier I leverage ratio	9.44%	9.43%	9.60%
Common shares outstanding	68,701,822	67,608,906	71,670,408
Shareholders of record	4,510	4,522	4,776
Number of bank/ATM locations	340	342	330
Number of bank charters	3	3	3
Full-time equivalent employees	4,827	4,839	4,821

		Dec. 31	Dec. 31
OTHER YTD INFORMATION		2005	2004

High market value per share		$53.63	$47.85
Low market value per share		$43.94	$39.91

*	Includes consumer, student and home equity loans

**	Revenue includes net interest income and non-interest income.

***	The efficiency ratio is calculated as non-interest expense (excluding intangibles amortization) as a percent of net interest income and non-interest income (excluding gains/losses on securities transactions).

COMMERCE BANCSHARES, INC. and SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)	For the Three Months Ended			For the Year Ended
(In thousands, except per share data)	Sept. 30	Dec. 31	Dec. 31	Dec. 31	Dec. 31
	2005	2005	2004	2005	2004

INTEREST INCOME
Interest and fees on loans	$134,653	$142,865	$112,358	$521,283	$425,338
Interest on investment securities	42,722	41,319	44,555	172,181	183,440
Interest on federal funds sold and securities purchased under agreements to resell	1,195	1,159	358	4,102	1,312

Total interest income	178,570	185,343	157,271	697,566	610,090

INTEREST EXPENSE
Interest on deposits:
Savings, interest checking and money market	14,461	16,261	8,335	53,371	27,957
Time open and C.D.’s of less than $100,000	13,351	14,803	9,908	50,597	38,924
Time open and C.D.’s of $100,000 and over	7,409	9,045	4,193	30,779	14,912
Interest on other borrowings	17,517	18,228	10,633	61,117	30,966

Total interest expense	52,738	58,337	33,069	195,864	112,759

Net interest income	125,832	127,006	124,202	501,702	497,331
Provision for loan losses	8,934	11,980	7,215	28,785	30,351

Net interest income after provision for loan losses	116,898	115,026	116,987	472,917	466,980

NON-INTEREST INCOME
Deposit account charges and other fees	31,117	30,085	25,858	112,979	105,382
Bank card transaction fees	21,981	23,527	21,629	86,310	78,253
Trust fees	17,353	17,529	15,918	68,316	64,257
Trading account profits and commissions	2,335	2,251	2,680	9,650	12,288
Consumer brokerage services	2,440	2,306	2,420	9,909	9,846
Loan fees and sales	2,397	2,196	1,804	12,838	13,654
Net gains (losses) on securities transactions	289	1,089	(544)	6,362	11,092
Other	8,983	9,650	7,988	34,835	32,159

Total non-interest income	86,895	88,633	77,753	341,199	326,931

NON-INTEREST EXPENSE
Salaries and employee benefits	66,682	68,730	66,208	273,177	265,469
Net occupancy	10,277	11,039	9,818	40,621	39,558
Equipment	5,838	5,971	5,733	23,201	22,903
Supplies and communication	8,458	8,414	8,321	33,342	33,760
Data processing and software	12,108	12,612	12,099	48,244	46,000
Marketing	4,486	4,259	4,008	17,294	16,688
Other	14,538	16,176	16,242	60,643	58,391

Total non-interest expense	122,387	127,201	122,429	496,522	482,769

Income before income taxes	81,406	76,458	72,311	317,594	311,142
Less income taxes	18,615	20,216	19,651	94,347	90,801

NET INCOME	$62,791	$56,242	$52,660	$223,247	$220,341

Net income per share — basic	$0.90	$0.83	$0.73	$3.21	$3.00

Net income per share — diluted	$0.89	$0.81	$0.71	$3.16	$2.95

Cash dividends per common share	$0.229	$0.229	$0.209	$0.914	$0.834

COMMERCE BANCSHARES, INC. and SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

(Unaudited)	Sept. 30	Dec. 31	Dec. 31
(In thousands)	2005	2005	2004

ASSETS
Loans, net of unearned income	$8,742,832	$8,899,183	$8,305,359
Allowance for loan losses	(129,306)	(128,447)	(132,394)

Net loans	8,613,526	8,770,736	8,172,965

Investment securities:
Available for sale	4,024,992	3,667,901	4,754,941
Trading	6,019	24,959	9,403
Non-marketable	79,181	77,321	73,024

Total investment securities	4,110,192	3,770,181	4,837,368

Federal funds sold and securities purchased under agreements to resell	115,900	128,862	68,905
Cash and due from banks	481,176	545,273	585,815
Land, buildings and equipment — net	376,999	374,192	336,446
Goodwill	48,522	48,522	48,522
Other assets	201,762	247,779	200,347

Total assets	$13,948,077	$13,885,545	$14,250,368

LIABILITIES AND STOCKHOLDERS’ EQUITY
Deposits:
Non-interest bearing demand	$1,281,470	$1,399,934	$1,943,771
Savings, interest checking and money market	6,457,502	6,490,326	6,072,115
Time open and C.D.’s of less than $100,000	1,771,156	1,831,980	1,656,002
Time open and C.D.’s of $100,000 and over	840,700	1,129,573	762,421

Total deposits	10,350,828	10,851,813	10,434,309
Federal funds purchased and securities sold under agreements to repurchase	1,768,721	1,326,427	1,913,878
Other borrowings	370,729	269,390	389,542
Other liabilities	93,761	100,077	85,759

Total liabilities	12,584,039	12,547,707	12,823,488

Stockholders’ equity:
Preferred stock	—	—	—
Common stock	347,049	347,049	347,049
Capital surplus	381,433	388,552	388,614
Retained earnings	822,434	693,021	703,293
Treasury stock	(192,924)	(86,901)	(51,646)
Accumulated other comprehensive income (loss)	6,046	(3,883)	39,570

Total stockholders’ equity	1,364,038	1,337,838	1,426,880

Total liabilities and stockholders’ equity	$13,948,077	$13,885,545	$14,250,368

COMMERCE BANCSHARES, INC. and SUBSIDIARIES
AVERAGE BALANCES

(Unaudited)	For the Three Months Ended			For the Year Ended
(Dollars in thousands)	Sept. 30	Dec. 31	Dec. 31	Dec. 31	Dec. 31
	2005	2005	2004	2005	2004

Loans:
Business	$2,356,938	$2,436,190	$2,184,585	$2,336,681	$2,119,823
Real estate — construction	518,638	482,813	420,179	480,864	427,976
Real estate — business	1,775,132	1,876,813	1,755,767	1,794,269	1,823,302
Real estate — personal	1,366,817	1,360,744	1,339,865	1,351,809	1,334,859
Consumer	1,267,466	1,281,487	1,205,381	1,242,163	1,188,018
Home equity	437,359	446,831	405,830	429,911	381,111
Student	321,283	325,126	344,258	357,319	326,120
Credit card	556,235	560,569	521,891	554,471	515,585
Overdrafts	14,973	13,084	14,379	13,995	13,319

Total loans	8,614,841	8,783,657	8,192,135	8,561,482	8,130,113

Investment securities (excluding unrealized gains and losses):
Available for sale	4,210,497	3,879,182	4,707,651	4,233,052	4,802,083
Trading	10,696	12,553	13,145	10,624	14,250
Non-marketable	80,613	81,332	74,744	78,709	75,542

Total investment securities	4,301,806	3,973,067	4,795,540	4,322,385	4,891,875

Federal funds sold and securities purchased under agreements to resell	126,930	108,784	63,769	116,553	84,113

Total interest earning assets	13,043,577	12,865,508	13,051,444	13,000,420	13,106,101

Total assets	13,986,905	13,814,899	14,112,455	13,973,444	14,149,156

Deposits:
Non-interest bearing deposits	602,016	616,862	1,351,240	655,729	1,288,434
Interest bearing deposits:
Savings	404,019	387,876	397,679	403,158	401,935
Interest checking	159,958	170,486	552,036	191,840	513,612
Money market	6,599,088	6,530,453	5,653,086	6,553,874	5,657,844
Time open & C.D.’s of less than $100,000	1,752,749	1,795,743	1,657,463	1,736,804	1,678,659
Time open & C.D.’s of $100,000 and over	902,654	968,385	753,928	983,703	788,800

Total interest bearing deposits	9,818,468	9,852,943	9,014,192	9,869,379	9,040,850

Total deposits	10,420,484	10,469,805	10,365,432	10,525,108	10,329,284

Borrowings:
Federal funds purchased and securities sold under agreements to repurchase	1,724,082	1,578,790	1,791,567	1,609,868	1,827,428
Long-term debt and other borrowings	370,961	325,158	390,150	366,072	419,215

Total borrowings	2,095,043	1,903,948	2,181,717	1,975,940	2,246,643

Total interest bearing liabilities	11,913,511	11,756,891	11,195,909	11,845,319	11,287,493
Total stockholders’ equity	1,374,711	1,350,744	1,455,062	1,378,688	1,450,181

Net yield on interest earning assets (tax-equivalent basis)	3.86%	3.97%	3.80%	3.89%	3.81%

COMMERCE BANCSHARES, INC.
Management Discussion of Fourth Quarter Results
December 31, 2005
For the quarter ended December 31, 2005, net income amounted to $56.2 million, an increase of 6.8% over the same quarter last year, but $6.5 million less than last quarter. For the current quarter, return on assets was 1.6%, the return on average equity was 16.5%, and the efficiency ratio was 59.3%. Compared to the 4th quarter of last year, net interest income increased 2.3% and non-interest income grew by 14.0%, but the provision for loan losses increased by $4.8 million and non-interest expense grew by 3.9%. Net income for the 4th quarter of 2005 included the recognition of income tax benefits of $3.4 million, compared to tax benefits of $10.3 million recognized in the 3rd quarter of 2005 and $5.0 million recognized in the same quarter last year.
Balance Sheet Review
During the 4th quarter, average loans increased by $168.8 million, or 2.0%, compared to the previous quarter which represented annualized growth of 8.0%. Average loans also increased $591.5 million, or 7.2%, compared to the same period last year. Compared to the 3rd quarter 2005, average business and business real estate loans grew $79.3 million and $101.7 million, respectively, as a result of continued customer demand and new business, but construction loans declined $35.8 million. Consumer loans increased $14.0 million over the previous quarter. Average personal real estate loans decreased by $6.1 million during the quarter as a result of fewer loan originations. During the quarter, average student loans increased only slightly, as the growth was offset by larger loan sales at the end of the 3rd quarter.
Available for sale investment securities, excluding fair value adjustments, decreased on average by $331.3 million, or 7.9%, this quarter compared with the previous quarter, as the Company continued to reduce its investment securities portfolio and address concentration and interest rate risk. Average available for sale investment securities also declined by $828.5 million, or 17.6%, compared to the same quarter last year. During the 4th quarter of 2005, sales, maturities and principal pay-downs of securities totaled $374.6 million which included the sale of approximately $175.5 million of credit card asset-backed securities. There were approximately $16.4 million of securities purchased during the quarter, primarily tax-free municipals.
Total average deposits increased by $49.3 million during the 4th quarter when compared to the 3rd quarter of this year. This growth was due mainly to increases in certificates of deposit ($108.7 million), demand deposits ($14.8 million) and interest checking accounts ($10.5 million). The average loans to deposits ratio for the quarter increased from the 3rd quarter to 83.9%.
During the current quarter, average borrowings decreased by $191.1 million due to reductions in federal funds purchased and Federal Home Loan Bank advances outstanding.
Net Interest Income
Net interest income in the 4th quarter amounted to $127.0 million, an increase of $1.2 million, or .9%, compared with the previous quarter and an increase of $2.8 million, or 2.3%, compared to the 4th quarter of last year. During the 4th quarter of 2005, the net yield on earning assets amounted to 3.97%, compared with 3.86% in the previous quarter and 3.80% in the 4th quarter of last year.
The increase of $1.2 million in net interest income in the 4th quarter of 2005 over the previous quarter was the result of growth in both balances and rates on loans, which added $8.2 million in interest income over the previous quarter and was derived from both commercial and consumer loans. Interest on investment securities declined $1.4 million due to lower average investment securities balances, partly offset by higher average rates on the portfolio. Interest expense on deposits increased by $4.9 million over the previous quarter due mainly to higher rates on money market and certificate of deposit accounts. Interest on other borrowed funds increased $711 thousand, resulting from higher rates but offset by lower average balances.
During the quarter, the overall yield on interest earning assets increased 31 basis points to 5.77%, while the overall cost of interest bearing liabilities increased 21 basis points to 1.97%.
Non-Interest Income
For the 4th quarter of 2005, total non-interest income amounted to $88.6 million compared with $86.9 million in the previous quarter and $77.8 million in the same quarter last year. Excluding investment securities gains, non-interest income grew 1.1% compared with the previous quarter and 11.8% over the same period last year. Compared with the same period last year, the growth was mainly the result of higher deposit, bank card and trust fee income. Compared with the 4th quarter of 2004, deposit account fees increased $4.2 million, or 16.3%, mainly due to growth in deposit account overdraft fees, which grew $5.6 million over the same period last year. This growth over last year was the result of increasing transaction volumes during the year and pricing changes initiated in the 3rd quarter of 2005. Deposit account overdraft fees declined from the previous quarter due to higher levels of charged-off overdrafts resulting in higher levels of related overdraft fees being reversed. Corporate cash management fee income was down slightly from the previous quarter and continued to be affected by an increasing interest

COMMERCE BANCSHARES, INC.
Management Discussion of Fourth Quarter Results
December 31, 2005
rate environment. Bank card fees for the quarter increased 8.8% over the same period last year, mainly due to higher fees earned on debit, credit and corporate card transactions, which grew by 9.0%, 7.4% and 17.6%, respectively. Trust fees for the quarter increased 10.1% over the same quarter last year mainly as a result of higher fees on personal trust accounts. The ratio of non-interest income to total revenue was 41.1% in the 4th quarter of 2005 compared to 38.5% in the same period last year.
Net securities gains amounted to $1.1 million for the 4th quarter of 2005, compared to $289 thousand in the previous quarter and a loss of $544 thousand in the 4th quarter of last year.
Non-Interest Expense
Non-interest expense for the quarter amounted to $127.2 million, an increase of $4.8 million or 3.9%, compared with amounts recorded in the 4th quarter of last year, and was also 3.9% higher than amounts recorded in the previous quarter.
Compared with the 4th quarter of last year, salaries and benefits expense increased $2.5 million, or 3.8%, as a result of normal salary increases and higher incentives, but offset somewhat by lower medical insurance costs. Full-time equivalent employees totaled 4,839 and 4,821 at December 31, 2005 and 2004, respectively. Occupancy costs grew 12.4% over the same period last year, mainly a result of higher depreciation expense on two new office buildings. Equipment costs were up 4.2% also due to depreciation expense on newly capitalized costs. Data processing expense increased 4.2% due to higher costs for bank card and online banking processing fees.
Income Taxes
During the 4th quarter of 2005, income tax expense amounted to $20.2 million, an increase of $1.6 million over the previous quarter and $565 thousand more than the same quarter last year. Included in income tax expense in the 4th quarter was the recognition of tax benefits, totaling $3.4 million, associated with certain corporate tax reorganization initiatives which were recognized in their entirety this quarter. It is not expected that material tax benefits of this nature will continue beyond 2005. The effective tax rate for the Company was 26.4% for the 4th quarter of 2005, compared with an effective tax rate of 22.9% in the previous quarter and 27.2% in the 4th quarter of 2004.
Credit Quality
Net loan charge-offs for the 4th quarter of 2005 amounted to $12.8 million, compared with $9.1 million in the 3rd quarter of 2005 and $8.2 million in the 4th quarter of last year. The increase in net charge-offs in the 4th quarter of 2005 compared to the previous quarter was the result of higher loan charge-offs from credit card, overdraft, and personal banking loans. Consistent with industry trends, these higher charge-off levels occurred from an increase in bankruptcy notices received this quarter in conjunction with the new bankruptcy legislation, which took effect in the 4th quarter. Year-to-date, the ratio of net loan charge-offs to total average loans was .38% compared to .41% last year.
For the 4th quarter of 2005, annualized net charge-offs on average credit card loans were 6.02% compared with 3.77% in the same quarter last year and 4.19% in the 3rd quarter of 2005. Additionally, personal loan net charge-offs amounted to .68% of average loans compared to .46% in the same period last year. Both of the higher loss ratios in the current quarter were reflective of higher bankruptcies noted above. The provision for loan losses for the quarter totaled $12.0 million, which was $3.0 million higher than the 3rd quarter 2005 provision and $4.8 million higher than the 4th quarter 2004 provision. The allowance for loan losses at December 31, 2005 amounted to $128.4 million, or 1.44% of total loans.
Total non-performing assets amounted to $11.7 million, a decrease of $9.3 million from the previous quarter, and amounted to .13% of loans outstanding. Non-performing assets are comprised of non-accrual loans ($9.8 million) and foreclosed real estate ($1.9 million). Loans past due more than 90 days and still accruing interest totaled $14.1 million at December 31, 2005.
Other
The Company maintains a treasury stock buyback program, and effective October 2005 was authorized by the Board of Directors to repurchase up to 5 million shares of its common stock. During the quarter ended December 31, 2005, the Company purchased approximately 1.2 million shares of treasury stock at an average cost of $53.00 per share.
Forward Looking Information
This information contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include future financial and operating results, expectations, intentions and other statements that are not historical facts. Such statements are based on current beliefs and expectations of the Company’s management and are subject to significant risks and uncertainties. Actual results may differ materially from those set forth in the forward-looking statements.